Exhibit 99.1

eGain Announces Pricing of Public Offering of Common Stock

SUNNYVALE, CA, March 14, 2019 — eGain Corporation (Nasdaq: EGAN) today announced the pricing of an underwritten public offering of 2,000,000 shares of its common stock at a price to the public of $11.00 per share. All of the shares in the offering are being sold by eGain. The gross proceeds to eGain from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be $22 million. The offering is expected to close on or about March 18, 2019, subject to customary closing conditions. In addition, eGain has granted the underwriters a 30-day option to purchase up to an additional 300,000 shares of its common stock at the public offering price, less underwriting discounts and commissions.

Roth Capital Partners is acting as the sole book-running manager for the offering and Craig-Hallum Capital Group and The Benchmark Company are acting as co-managers for the offering.

A shelf registration statement relating to the shares was filed with the Securities and Exchange Commission (the “SEC”) and became effective on February 2, 2018. Copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from Roth Capital Partners, LLC, 888 San Clemente, Suite 400, Newport Beach, CA 92660, or (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About eGain Corporation

eGain customer engagement solutions power digital transformation for leading brands. Our top-rated cloud applications for social, mobile, web, and contact centers help clients deliver connected customer journeys in an omnichannel world.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as those, among others, relating to eGain’s expectations regarding the completion, timing and size of the public offering, and its expectations with respect to granting the underwriters a 30-day option to purchase additional shares. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the public offering. More information about the risks and uncertainties faced by eGain is contained in the section captioned “Risk Factors” in the prospectus supplement related to the public offering and are detailed from time to time in eGain’s periodic reports filed with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. eGain disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: eGain Corporation

Contact:

MKR Group Investor Relations

Todd Kehrli or Jim Byers

Phone: 323-468-2300

Email: egan@mkr-group.com